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                                                                    EXHIBIT 99.1

                              [TRU*SERV(TM) LOGO]
                                  PRESS RELEASE

                                             For more information, contact:
                                             Shelley Hughes
                                             TruServ Corporation
                                             (773) 695-5258/shughes@truserv.com

                    TRUSERV COMPLETES REFINANCING AGREEMENT

         CHICAGO, SEPT. 3, 2003 -- TruServ Corporation closed on a new four-year, $275 million revolving-credit facility agreement on Aug. 29, 2003. This asset-based facility, led by Fleet Capital Corporation, consists of seven lending institutions. Upon closing, the facility was used to refinance existing senior notes and to replace the existing senior-revolving credit facility. The initial borrowing on the facility was approximately $158 million.
         "Our recent significant debt reduction along with improved operating performance were the catalyst to this refinancing," said President and CEO Pamela Forbes Lieberman. "The new financing provides the company adequate liquidity and significantly greater operational flexibility. Under the terms of the new facility, our senior debt interest rate is cut by more than 50 percent, which will help fuel further profit improvement."
         TruServ, headquartered in Chicago, is one of the world's largest member-owned wholesale hardware cooperatives with sales of $2.2 billion in 2002. The TruServ cooperative includes approximately 6,300 independent retailer locations worldwide operating under the store identities of True Value, Grand Rental Station, Taylor Rental, Party Central, Home & Garden Showplace and Induserve Supply. Additional information on TruServ and its retail identities is available at www.truserv.com.

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